Exhibit 99.1	Press release dated June 28, 2013

FOR IMMEDIATE RELEASE

Tengasco Announces Resignation of Chief Executive Officer and Director Jeffrey R. Bailey

KNOXVILLE, Tenn., June 28, 2013 -- Tengasco, Inc. (NYSE MKT: TGC) announced today that on June 24, 2013 the Company, acting through the Board of Directors on recommendation of its Compensation Committee, entered into an agreement with Jeffrey R. Bailey, the Company’s Chief Executive Officer and a Director of the Company,  providing that upon tender of Mr. Bailey’s resignation as CEO and director and Mr. Bailey’s agreement to not hire current Tengasco employees for a period of two years, the Company would transfer to Mr. Bailey the ownership of his company-provided leased automobile, certain office items, and a payment of $10,000, with all of the foregoing having an aggregate value of approximately of $27,000.

Following execution of that agreement, also on June 24, 2013, Jeffrey R. Bailey tendered his resignation as Chief Executive Officer and as a Director of the Company, effective June 28, 2013 for the purpose of pursuing other interests.

Mr. Bailey’s resignation as a director indicated that his decision was not the result of any disagreement with the Board of Directors on any matter relating to the Company’s operations, policies, or practices.   Prior to Mr. Bailey’s resignation, the Company had commenced a search for the replacement of Mr. Bailey as Chief Executive Officer, and the Board of Directors has appointed Michael J. Rugen, the Company’s Chief Financial Officer, to also act as Chief Executive Officer on an interim basis until such time as a new Chief Executive Officer may be named.

Mr. Bailey’s resignation as a director did not change membership of any committee of the Board, and did not affect the Board’s compliance with any independence requirements.  The Company’s Board of Directors now consists of three independent directors: Peter E. Salas, Matthew H. Behrent, and Hughree F. Brooks.  The Board and its Audit and Compensation committees remain in compliance with the independence and other corporate governance requirements of the NYSE MKT exchange upon which the Company’s stock is traded and applicable securities laws.   Under the Company’s Bylaws, the Board of Directors may consist of any number of directors between three and ten.  The Board will consider in due course whether and when to add one or more directors to the Board in such manner as to continue to fully comply with exchange governance requirements and applicable securities laws.

Peter E. Salas, Chairman of the Board of Directors, said “On behalf of the Board of Directors I express both our appreciation and sincere thanks to Jeff Bailey for his service as both CEO of Tengasco and as a member of the Board of Directors for the past twelve years.  From his arrival at Tengasco, he proved to be the steady guide that the Company needed after its early developmental years.  During his tenure the Company has exhibited a pattern of steady growth based on successful operations resulting in large part from his leadership and technical knowledge of the oil and gas exploration industry.  We wish him well in all of his future endeavors.”

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws.  Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future.  Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2013 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability.  The Company’s actual results could differ materially from the forward-looking statements.

Contact:
Michael J. Rugen
Chief Executive Officer
(865) 675-1554